Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

February 28, 2019

Riviera Resources, Inc.

600 Travis Street, Suite 1700

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as an independent petroleum engineering firm under the heading “Experts,” and to the inclusion of information taken from the reports listed below in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “S-3”) to be filed by Riviera Resources, Inc. on or about February 28, 2019:

•	Report as of December 31, 2018 on Reserves and Revenue of Certain Properties with interests attributable to Riviera Operating, LLC;

•	Report as of December 31, 2017 on Reserves and Revenue of Certain Properties owned by Linn Operating, Inc.; and

•	Report as of December 31, 2016 on Reserves and Revenue of Certain Properties owned by Linn Energy, LLC.

We further consent to the inclusion of our report of third party dated February 22, 2019, as Exhibit 99.1 in the S-3.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716